The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

  Name of Fund:  The Prudential Series Fund, Inc. -  SP Large
Cap Value Portfolio

1.   Name of Issuer:  Genworth Financial Inc.


2.   Date of Purchase:  September 21, 2005


3.   Number of Securities Purchased:  2,496


4.   Dollar Amount of Purchase:  $79,650


5.   Price Per Unit:  $23.00


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased: Morgan Stanley & Company


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Banc of America Securities
HSBC
Citigroup
Deutsche Bank Securities
Lehman Brothers
Merrill Lynch & Company
Goldman, Sachs & Company
UBS





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